ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell
Scott Francis (918) 251-9121	(212) 896-1250
grussell@kcsa.com

ADDvantage Technologies Announces Financial Results
for the Fiscal Third Quarter of 2016
- - -

BROKEN ARROW, Oklahoma, August 9, 2016 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its financial results for the three and nine month periods ended June 30, 2016.

“Our results for the third fiscal quarter reflect a 5% decline in revenues compared to the sequential quarter. However, there are several pockets of opportunity within certain regions as well as demand for services and product lines that we are looking at entering in order to bolster our growth strategy,” commented David Humphrey, President and CEO of ADDvantage Technologies.

“Revenues from the Cable TV segment for the quarter are within our expectations, considering they naturally fluctuate in line with market conditions, albeit within a broadly declining trend.  It is our ability to manage costs that has allowed us to maintain profitability despite the lower revenues. We are in the process of expanding our reach in the market through strategic hires and new product lines.  The downward trend we have experienced in the Cable TV segment was the reason we initiated and continue the strategy of growing our business by seeking acquisition opportunities within the broader telecommunications industry.”

“The financial performance for the Telco segment is disappointing this quarter, as it did not meet our internal expectations. There are certain challenges facing this segment that we have been addressing in order to grow market share and boost revenues.  This includes the implementation of several strategic initiatives, including improving the quality and diversity of our used products, expanding our recycling operation, and increasing our sales of new product lines. We will continue to focus on the successful execution of these initiatives to maximize sales opportunities and drive revenue growth in fiscal year 2017.”

“Our YKTG Solutions joint venture to provide decommission work on cell towers continued in the fiscal third quarter.  In addition, YKTG Solutions completed another project with a different telecommunications provider in the fiscal third quarter.  These projects provided $163,000 in pre-tax income for the period.  These projects allow us to leverage our balance sheet and are expected to generate in excess of $1 million in pretax income by the end of the third quarter of fiscal 2017.  We are pleased by the success of this joint venture and continue to seek out additional projects,” concluded Mr. Humphrey.

Results for the three months ended June 30, 2016

Consolidated sales decreased 15% to $10.1 million for the three months ended June 30, 2016 compared with $11.9 million for the same period ended June 30, 2015. The decrease in sales resulted from a $1.1 million and $0.8 million decrease in sales in the Telco segment and Cable TV segment, respectively, compared to the same period last year.  Sales for the Telco segment in the third quarter of fiscal 2015 benefited from large equipment sales of $0.8 million to an end-user customer.

Consolidated operating, selling, general and administrative expenses decreased $0.1 million, or 4%, to $3.1 million for the three months ended June 30, 2016 from $3.2 million for the same period last year.  This decrease was primarily due to $0.2 million in Telco segment expenses, while the Cable TV segment increased $0.1 million.

Net income for the three months ended June 30, 2016, was $316 thousand, or $0.03 per diluted share, compared with $0.6 million, or $0.06 per diluted share, for the same period of 2015.

Consolidated EBITDA for the three months ended June 30, 2016 was $0.7 million compared with $1.2 million for the same period ended June 30, 2015.

Results for the nine months ended June 30, 2016

Consolidated sales decreased 15% to $28.9 million for the nine months ended June 30, 2016 compared with $34.1 million for the same period ended June 30, 2015. The decrease in sales resulted from a decrease in both the Cable TV and Telco segments of $2.4 million and $3.0 million, respectively.  The Telco segment decrease in sales was primarily due to the absence of $2.3 million in equipment sales to an end-user customer in the second and third quarters of 2015.

Consolidated operating, selling, general and administrative expenses decreased $1.1 million, or 11%, to $9.0 million for the nine months ended June 30, 2016 from $10.1 million for the same period last year.  This decrease was primarily due to $1.4 million in Telco segment expenses, which was partially offset by a $0.3 million increase in expenses for the Cable TV segment.  The decrease in expenses for the Telco segment included a $0.9 million decrease in expenses for the annual earn-out payment related to the acquisition of Nave Communications and a $0.3 million decrease in personnel costs.

Net income for the nine months ended June 30, 2016 was $0.5 million, or $0.05 per diluted share, compared with $1.3 million or $0.13 per diluted share, for the same period of 2015.

Consolidated EBITDA for the nine months ended June 30, 2016 was $1.8 million compared with $3.1 million for the same period ended June 30, 2015.

Cash and cash equivalents were $5.1 million as of June 30, 2016, compared with $6.1 million as of September 30, 2015.  The Company generated $2.7 million of cash from operations for the nine months ended June 30, 2016.  This was offset by $1.6 million of advances to the strategic joint venture, YKTG Solutions, LLC, in connection with the cell tower decommission project for a U.S. wireless provider, $1.0 million of deferred consideration payments related to the Nave Communications acquisition and $0.6 million of principal payments on the Company’s notes payable.  As of June 30, 2016, the Company had inventory of $21.7 million compared with $23.6 million as of September 30, 2015.

Earnings Conference Call

The Company will host a conference call today, Tuesday, August 9th, at 12:00 p.m. Eastern Time featuring remarks by David Humphrey, President and Chief Executive Officer, Dave Chymiak, Chief Technology Officer, and Scott Francis, Chief Financial Officer.

The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com.  Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is 888-427-9411 (domestic) or 719-325-2463 (international). All dial-in participants must use the following code to access the call: 7252544. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through August 23, 2016 at 877-870-5176 (domestic) or 858-384-5517 (international). Participants must use the following code to access the replay of the call: 7252544.  An online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.

ADDvantage Technologies Group, Inc. (NASDAQ:  AEY) supplies the cable television (Cable TV) and telecommunications industries with a comprehensive line of new and used system-critical network equipment and hardware from a broad range of leading manufacturers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony. In addition, ADDvantage operates a national network of technical repair centers focused primarily on Cable TV equipment and recycles surplus and obsolete Cable TV and telecommunications equipment.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Arizona, Tulsat-Nebraska, Tulsat-Tennessee, Tulsat-Texas, NCS Industries, ComTech Services and Nave Communications. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

Non-GAAP Financial Measures
EBITDA is a supplemental, non-GAAP financial measure.  EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization.    In addition, EBITDA as presented excludes other income, interest income and income from equity method investment.  Management believes providing EBITDA in this release is useful to investors’ understanding and assessment of the Company’s ongoing continuing operations and prospects for the future and it is a used by the financial community to evaluate the market value of companies considered to be in similar businesses.  Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance.  EBITDA, as calculated in the table below, may not be comparable to similarly titled measures employed by other companies.  In addition, EBITDA is not necessarily a measure of our ability to fund our cash needs.

(Tables follow)

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2016	2015	2016	2015
Sales	$10,060,242	$11,902,391	$28,897,097	$34,106,088
Cost of sales	6,594,091	7,757,784	19,080,954	21,886,166
Gross profit	3,466,151	4,144,607	9,816,143	12,219,922
Operating, selling, general and administrative expenses	3,062,288	3,202,402	8,987,316	10,081,016
Income from operations	403,863	942,205	828,827	2,138,906
Other income (expense):
Other income	70,517	–	180,071	–
Interest income	28,950	–	31,122	–
Income (loss) from equity method investment	63,977	–	(77,021)	–
Interest expense	(54,221)	(71,071)	(184,289)	(235,594)
Total other income (expense), net	109,223	(71,071)	(50,117)	(235,594)

Income before provision for income taxes	513,086	871,134	778,710	1,903,312
Provision for income taxes	197,000	234,000	293,000	616,000

Net income	$316,086	$637,134	$485,710	$1,287,312

Earnings per share:
Basic	$0.03	$0.06	$0.05	$0.13
Diluted	$0.03	$0.06	$0.05	$0.13
Shares used in per share calculation:
Basic	10,134,235	10,073,121	10,098,564	10,055,390
Diluted	10,135,607	10,073,121	10,103,054	10,055,390

	Three Months Ended June 30, 2016			Three Months Ended June 30, 2015
	Cable TV	Telco	Total	Cable TV	Telco	Total

Income (loss) from operations	$528,651	$(124,788)	$403,863	$846,372	$95,833	$942,205
Depreciation	84,152	24,902	109,054	72,909	27,795	100,704
Amortization	−	206,451	206,451	−	206,451	206,451
EBITDA	$612,803	$106,565	$719,368	$919,281	$330,079	$1,249,360

	Nine Months Ended June 30, 2016			Nine Months Ended June 30, 2015
	Cable TV	Telco	Total	Cable TV	Telco	Total

Income (loss) from operations	$981,770	$(152,943)	$828,827	$1,813,022	$325,884	$2,138,906
Depreciation	237,418	74,985	312,403	214,622	84,969	299,591
Amortization	−	619,353	619,353	−	619,354	619,354
EBITDA	$1,219,188	$541,395	$1,760,583	$2,027,644	$1,030,207	$3,057,851

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

	June 30, 2016	September 30, 2015
Assets
Current assets:
Cash and cash equivalents	$5,143,774	$6,110,986
Accounts receivable, net of allowance for doubtful accounts of $250,000	5,839,088	4,286,377
Inventories, net of allowance for excess and obsolete inventory of $3,206,628 and $2,756,628, respectively	21,667,539	23,600,996
Prepaid expenses	241,498	153,454
Deferred income taxes	1,824,000	1,776,000
Total current assets	34,715,899	35,927,813

Property and equipment, at cost	11,083,769	10,785,799
Less: Accumulated depreciation	(4,883,554)	(4,584,796)
Net property and equipment	6,200,215	6,201,003

Investment in and loans to equity method investee	1,515,721	–
Intangibles, net of accumulated amortization	5,180,120	5,799,473
Goodwill	3,910,089	3,910,089
Other assets	135,988	134,678

Total assets	$51,658,032	$51,973,056

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,483,707	$1,784,482
Accrued expenses	1,352,554	1,358,681
Income tax payable	52,895	122,492
Notes payable – current portion	896,330	873,752
Other current liabilities	952,331	982,094
Total current liabilities	5,737,817	5,121,501

Notes payable, less current portion	3,690,640	4,366,130
Deferred income taxes	314,000	286,000
Other liabilities	120,256	1,064,717
Total liabilities	9,862,713	10,838,348

Shareholders’ equity:
Common stock, $.01 par value; 30,000,000 shares authorized; 10,634,893 and 10,564,221 shares issued, respectively; 10,134,235 and 10,063,563 shares outstanding, respectively	106,349	105,642
Paid in capital	(4,938,075)	(5,112,269)
Retained earnings	47,627,059	47,141,349
Total shareholders’ equity before treasury stock	42,795,333	42,134,722

Less: Treasury stock, 500,658 shares, at cost	(1,000,014)	(1,000,014)
Total shareholders’ equity	41,795,319	41,134,708

Total liabilities and shareholders’ equity	$51,658,032	$51,973,056